Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release

Contact:
Peter Walsh
FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Revenues Rise 22% during the Third Quarter of Fiscal 2008

Norwalk, Connecticut – June 17, 2008 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the third quarter of fiscal 2008.

For the quarter ended May 31, 2008, revenues increased to $147.4 million, up 22% compared to the prior year period. Income from operations for the third quarter rose to $47.9 million, up 22% from $39.2 million in the same period of fiscal 2007. Net income advanced to $32.5 million as compared to net income of $28.6 million a year ago. Diluted earnings per share increased to $0.65, up from $0.56 in the same period of fiscal 2007. In the third quarter last year, diluted earnings per share included income tax benefits of $1.9 million or $0.04 per share primarily from a tax deduction pertaining to fiscal 2006. The growth rates of net income and diluted earnings per share were also impacted by a 60% decline in other income to $0.9 million for the quarter ended May 31, 2008.

	Three Months Ended May 31,			Nine Months Ended May 31,
(In thousands, except per share data)	2008	2007	Change	2008	2007	Change
Revenues	$147,399	$121,075	21.7%	$421,812	$346,269	21.8%
Income from operations	47,919	39,217	22.2	133,656	112,423	18.9
Other income	852	2,143	(60.2)	4,325	5,427	(20.3)
Provision for income taxes	16,229	12,785	26.9	46,548	38,999	19.4
Net income	32,542	28,575	13.9	91,433	78,851	16.0
Diluted earnings per share	$0.65	$0.56	16.1%	$1.82	$1.54	18.2%
Diluted weighted average shares	49,821	51,387		50,218	51,310

Philip A. Hadley, Chairman and CEO said, “Given the difficult economic conditions, we are pleased to report revenue and operating income growth of 22%. Our healthy growth is indicative of a product suite that is highly integrated in the workflow of a global, blue chip client base. We were also very excited to announce that during the third quarter, subject to regulatory approval, we have reached an agreement with Thomson Reuters for the purchase of a copy of the Thomson Fundamentals database and related assets. FactSet Fundamentals will be ready for sale upon close of the transaction and will provide our clients with another strong choice for global fundamentals data over the FactSet system.”

Additional information about the transaction with Thomson Reuters and the related market opportunity for FactSet can be found on pages 2 and 3 of this press release.

Annual Subscription Value (“ASV”)

Organic ASV increased $18.2 million during the third quarter and is up 20% over the last year. Including foreign exchange and the cancellation of services to Bear Stearns, ASV increased $14.7 million during the quarter. The ASV change in the third quarter was derived from FactSet’s global investment management client base. FactSet’s overseas client base contributed strong ASV growth of 26% excluding currency. Investment banks continue to manage expenses during the current market conditions. The adverse ASV change from Bear Stearns was $2.6 million during the third quarter.

At May 31, 2008, ASV was $590 million, up 21% over the last twelve months. Of this total, ASV from FactSet’s domestic operations was $403 million, while overseas operations support ASV of $187 million. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients.

Other Financial Highlights

•	U.S. revenues were $102 million, up 18% from the year ago quarter.
•	Revenues from non-U.S. operations increased 30% to $45.7 million. On a constant currency basis the increase was 29%.
•	Operating margins were 32.5%, consistent with the previous and year ago quarters.
•	Other income declined 60% to $0.9 million from a reduction in U.S. interest rates during the last nine months.
•	Free cash flows generated during the quarter was a record $45.8 million, exceeding the average of the previous four quarters by $17 million.

Operational Highlights – Third Quarter of Fiscal 2009

•	Users rose to 39,600 at quarter end, up 500 professionals over the past three months.
•	Client count was 2,044 at May 31, a net increase of 23 clients.
•	PA 2.0 subscribers totaled 5,487 users from 607 clients at the end of the quarter.
•	Employee count at May 31, 2008 was 1,826. Headcount did not change during the third quarter. The number of employees is up 18% over the last year.
•	FactSet already has accepted offers from 80 new employees for the upcoming fourth quarter, the majority of which will expand the sales and consulting and engineering departments.
•	Capital expenditures were $12.3 million, net of landlord contributions for construction. Expenditures for computer equipment were $7.6 million and the remainder covered office space expansion.
•	Client retention rate remained above 95%.
•

On May 8, the Company’s Board of Directors approved a 50% increase in the regular quarterly dividend from $0.12 per share to $0.18 per share. The cash dividend of $0.18 per share will be paid on June 17, 2008 to holders of record of FactSet’s common stock on May 29, 2008.

•	Common shares outstanding at May 31, 2008 were 48.0 million.

Acquisition of a Copy of the Thomson Fundamentals Database and Related Assets

FactSet signed an agreement with Thomson Reuters (“Thomson”) dated as of April 22, 2008 to purchase a copy of the Thomson Fundamentals database and related assets. The agreement is subject to regulatory approval by both the European Commission and U.S. Department of Justice. The transaction is expected to close before or in July 2008.

Fundamental data is historical financial information (i.e. income statement, balance sheet and cash flows) and related underlying data from the footnotes to the financial statements. The Thomson Fundamentals Database is a preeminent global financial database with coverage of over 43,000 companies and history back to 1980 and has been available and distributed by FactSet since 1991.

We believe that the proposed transaction is valuable to FactSet for four primary reasons:

1.	The opportunity to buy a copy of a trusted premium, global fundamental database with history back to the 1980s is rare and is unlikely to repeat itself in the foreseeable future.
2.	Fundamentals is one of three core data sets (along with security prices and estimates) all major providers require. Upon completion of the transaction, FactSet will own all three core content sets, on a global basis.
3.	Fundamental data is used by all FactSet clients and prospective clients and nearly every user in FactSet’s addressable universe.
4.	The estimated market opportunity for fundamental data just among our existing client base is in excess of $100 million, representing a large new source of potential revenue growth for FactSet.

The sale will include copies of the Thomson Fundamental database, source documents, collection software, documentation and collection training materials. Thomson retains full ownership of the original fundamentals database and associated intellectual property. Thomson Fundamentals will continue as a product on the FactSet platform.

At closing, FactSet will enter into a Transition Services Agreement (“TSA”) with Thomson. Under the TSA, Thomson will provide services for 18 months from closing date, including daily updates to FactSet’s fundamental database. The daily updates will be provided on the same schedule and with the same timeliness, content and quality as the updates FactSet receives for Thomson Fundamentals today. The TSA also outlines consulting and support services Thomson will provide to FactSet to give us a full understanding of the structure and content of the database and the know how to conduct training programs for collection employees.

Thomson agreed to facilitate a hiring process of key employees connected with the database and related assets. Eight key employees have accepted employment offers to join FactSet, effective on the close of the transaction. In addition, FactSet may acquire revenue pertaining to certain Thomson contracts upon receipt of a client’s consent. The majority of these contracts relate to Thomson Fundamentals over the FactSet platform. The consent period will end on August 12, 2008.

The cash consideration to be paid by FactSet is $48.8 million plus five times annual revenues assigned to FactSet after the consent of certain clients of the Thomson Fundamental database. Under the TSA, FactSet is scheduled to pay Thomson $9.1 million, a significant portion of which is consideration for the daily database updates over the next 18 months. Total cash consideration to be paid by FactSet should range between $67 million and $80 million. This range assumes that annual revenues of $2.0 to $5.0 million will be included in the transaction and transferred to FactSet.

FactSet anticipates that this transaction will be dilutive to earnings per share (“EPS”) until the 18 month transition period concludes, after which the transaction is expected to be accretive.

•	In the fourth quarter of fiscal 2008, EPS dilution should be approximately $0.03 per share.
•

EPS dilution for each fiscal quarter in fiscal 2009 should be approximately $0.04 per share or $0.16 for the full 2009 fiscal year. A primary expense driver is the cost of the TSA from Thomson. The quarterly costs of transition services on a pre-tax basis should approximate $1.6 million or $6.5 million for the full 2009 fiscal year. These costs are eliminated at the end of the 18 month transition period.

•	The transaction is expected to be accretive to EPS in fiscal 2010.

In summary, we believe this transaction will extend FactSet’s competitive advantage of providing clients choice of premium content sets over the FactSet system. FactSet has no plans to alter its redistribution of the vast fundamental data offerings available on the FactSet service including Thomson Fundamentals, Reuters Fundamentals and S&P Compustat®. FactSet Fundamentals will expand our selection for clients and be ready for sale on the day the transaction closes. FactSet is excited to enter the fundamentals business with such a high quality asset. Our strategy is to win based on features and value and we believe our deep understanding and 30 year history working with fundamental data will aid us significantly in this process.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of June 17, 2008. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2008 Expectations

•	Excluding the purchase of FactSet Fundamentals:
•	Revenues are expected to range between $150 and $154 million.
•	Operating margins are expected to range between 31% and 33%.
•	Other income is expected to be between $0.9 million and $1.2 million.
•	The effective tax rate is expected to range between 33.8% and 34.6% and assumes the U.S. Federal R&D tax credit is not reenacted.

•	Including the purchase of FactSet Fundamentals:
•	Revenues are expected to range between $150 and $155 million.
•	Operating margins should range between 29.5% and 31.5%.
•	Other income is expected to be between $0.6 million and $0.9 million.
•	The effective tax rate is expected to range between 33.8% and 34.6% and assumes the U.S. Federal R&D tax credit is not reenacted.

Full Year Fiscal 2008

•	Capital expenditures, net of landlord contributions, remains at $32 million and $38 million.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the status of the global economy, the ability to integrate newly acquired companies; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the acquisition of a copy of the Thomson Fundamentals database and related assets; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call

The Company will host a conference call today, June 17, 2008 at 11:00 a.m. (EST) to review the third quarter fiscal 2008 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Amsterdam, Milan, Tokyo, Hong Kong, and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data and unaudited)	2008	2007	2008	2007
Revenues	$147,399	$121,075	$421,812	$346,269

Operating expenses
Cost of services	48,134	39,429	140,555	111,100
Selling, general and administrative	51,346	42,429	147,601	122,746

Total operating expenses	99,480	81,858	288,156	233,846

Income from operations	47,919	39,217	133,656	112,423

Other income	852	2,143	4,325	5,427

Income before income taxes	48,771	41,360	137,981	117,850

Provision for income taxes	16,229	12,785	46,548	38,999

Net income	$32,542	$28,575	$91,433	$78,851

Basic earnings per common share	$0.68	$0.58	$1.90	$1.61
Diluted earnings per common share	$0.65	$0.56	$1.82	$1.54

Weighted average common shares (Basic)	47,934	48,911	48,127	48,942
Weighted average common shares (Diluted)	49,821	51,387	50,218	51,310

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition

	May 31, 2008	August 31, 2007
(In thousands and unaudited)

ASSETS
Cash and cash equivalents	$166,829	$168,834
Investments	24,845	17,388
Accounts receivable, net of reserves	69,369	59,579
Deferred taxes	3,121	2,808
Prepaid taxes	3,385	—
Other current assets	5,674	3,723

Total current assets	273,223	252,332
Property, equipment, and leasehold improvements, net	88,125	78,945
Goodwill	160,211	146,187
Intangible assets, net	36,239	36,789
Deferred taxes	9,249	7,211
Other assets	2,747	2,286

Total assets	$569,794	$523,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$27,116	$23,461
Accrued compensation	25,322	30,105
Deferred fees	23,409	25,730
Dividends payable	8,639	5,802
Taxes payable	—	5,552

Total current liabilities	84,486	90,650
Deferred taxes	5,785	6,450
Taxes payable	3,688	—
Deferred rent and other non-current liabilities	20,112	17,339

Total liabilities	$114,071	$114,439

Stockholders’ Equity
Common stock	$569	$562
Capital in excess of par value	197,816	162,561
Treasury stock, at cost	(299,105)	(233,372)
Retained earnings	542,431	469,880
Accumulated other comprehensive income	14,012	9,680

Total stockholders’ equity	455,723	409,311

Total liabilities and stockholders’ equity	$569,794	$523,750

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended May 31,
(In thousands and unaudited)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$91,433	$78,851
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,498	21,223
Stock-based compensation expense	10,630	6,827
Deferred income taxes	(3,043)	(5,428)
Gain on sale of assets	(65)	(62)
Excess tax benefits from share-based payment arrangements	(8,040)	(5,365)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(9,314)	4,265
Accounts payable and accrued expenses	3,266	(1,809)
Accrued compensation	(4,894)	(1,589)
Deferred fees	(2,674)	178
Taxes payable	3,043	66
Landlord contributions	674	432
Other working capital accounts, net	(98)	1,473

Net cash provided by operating activities	103,416	99,062

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(13,891)	—
Proceeds from sales of investments	31,353	12,984
Purchases of investments	(38,781)	(13,490)
Purchases of property, equipment and leasehold improvements	(25,841)	(25,407)

Net cash used in investing activities	(47,160)	(25,913)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(17,251)	(8,792)
Repurchase of common stock	(65,737)	(33,737)
Repayment of note	—	(2,258)
Proceeds from employee stock plans	16,431	11,436
Income tax benefits from stock option exercises	8,040	5,365

Net cash used in financing activities	(58,517)	(27,986)

Effect of exchange rate changes on cash and cash equivalents	256	333

Net (decrease) increase in cash and cash equivalents	(2,005)	45,496

Cash and cash equivalents at beginning of period	168,834	126,549

Cash and cash equivalents at end of period	$166,829	$172,045